Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 10, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of PMFG, Inc. on Form 10-K for the year ended June 28, 2014, which are incorporated by reference in this Joint Proxy Statement/Prospectus constituting a part of CECO Environmental Corp.’s Registration Statement on Form S-4. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

June 8, 2015